Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

RANEXA® NOW AVAILABLE IN UNITED KINGDOM AND GERMANY

PALO ALTO, Calif., March 3, 2009 – CV Therapeutics, Inc. (Nasdaq: CVTX) and the Menarini Group (Menarini) announced today the commercialization of Ranexa® (ranolazine prolonged-release tablets) to physicians in the United Kingdom (UK) and Germany.

“The launch of Ranexa marks an important and novel addition to the treatment of ischemia in Europe,” said professor John Camm, chair of clinical cardiology at St. George’s University of London. “The COURAGE study and other recent data have highlighted the important role of medical therapy in the treatment of angina. Ranexa, which works in a fundamentally different way from other medicines, is an important new advance.”

Ranexa is a first-in-class medicine approved for use in Europe as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line antianginal therapies. Ranexa is approved for use in Europe in 375 mg, 500 mg and 750 mg doses, administered twice daily.

“The Menarini team is eager to begin the introduction of Ranexa,” said Domenico Simone, Menarini Group general manager. “Ranexa addresses a significant unmet medical need for patients and our team is extremely excited to begin discussing Ranexa with physicians in the UK and Germany.”

The commercial introduction of Ranexa in other licensed European territories is expected following formal pricing and reimbursement authorizations in those countries.

CV Therapeutics Inc./Menarini Group Collaboration

CV Therapeutics has granted Menarini exclusive rights to Ranexa® in 68 countries, including the 27 countries of the European Union (EU), the Commonwealth of Independent States, and select countries of Central and South America.

Menarini will be responsible for commercial activities and pursuing regulatory and pricing approvals. As part of the agreement, Menarini has committed to provide certain minimum levels of physician details and promotional spending for Ranexa for a specified period of time in certain major countries. The agreement provides mechanisms for the parties to collaborate and share the costs of joint development of Ranexa.

In addition to upfront and milestone payments and potential development expense reimbursement, CV Therapeutics is entitled to receive royalties on sales of Ranexa in the territories covered by the agreement.

About Angina

There are currently 48-50 million angina prescriptions written annually in the largest five EU member countries (UK, Germany, France, Spain and Italy). Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain.

About Menarini

Menarini, with its significant pan-European presence, makes the most physician calls for cardiovascular products and has the fourth largest pharmaceutical sales team for delivering medical information to physicians in Europe.

The Menarini Group is one of the largest privately owned pharmaceutical companies, and is headquartered in Florence, Italy. Menarini employs approximately 12,500 people, with a strong presence throughout Europe, CIS, Africa and in South and Central America. The company has expertise in successfully developing and commercializing in-licensed drug products from major companies in a broad range of therapeutic areas. The Group’s total revenue exceeds €2.6 billion.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Europe Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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